FILED PURSUANT TO RULE 433

File No. 333-224495

CITIGROUP INC.

$3,500,000,000

2.572% FIXED RATE / FLOATING RATE CALLABLE SENIOR NOTES DUE 2031

Terms and Conditions

Issuer:	Citigroup Inc.
Ratings*:	A3 / BBB+ / A (Stable Outlook / Stable Outlook / Negative Outlook) (Moody’s / S&P / Fitch)
Ranking:	Senior
Trade Date:	May 26, 2020
Settlement Date:	June 3, 2020 (T+6 days)
Maturity:	June 3, 2031
Par Amount:	$3,500,000,000
Treasury Benchmark:	0.625% due May 15, 2030
Treasury Price:	$99-11+
Treasury Yield:	0.692%
Re-offer Spread to Benchmark:	T10+188 bp
Re-offer Yield:	2.572%
Fixed Rate Coupon & Payment Dates:

2.572%, payable semiannually in arrears on each June 3 and December 3 from, and including, the Settlement Date to, but excluding, June 3, 2030 (the “fixed rate period”).

Following business day convention during the fixed rate period. Business days during fixed rate period New York.

Floating Rate Coupon & Payment Dates:

From, and including, June 3, 2030 (the “floating rate period”), an annual floating rate equal to SOFR (as defined in the Issuer’s preliminary prospectus supplement dated May 26, 2020 (the “Preliminary Prospectus Supplement”) and compounding daily over each interest period as described in the Preliminary Prospectus Supplement) plus 2.107%, payable quarterly in arrears, on the second business day following each interest period end date, beginning on September 5, 2030 and ending at Maturity or any earlier redemption date. An “interest period end date” means the 3rd of each March, June, September, December, beginning on September 3, 2030 and ending at Maturity or any earlier redemption date.

Modified following business day convention during the floating rate period. Business days during floating rate period New York and U.S. Government Securities Business (as defined in the Preliminary Prospectus Supplement).

Public Offering Price:	100.000%
Net Proceeds to Citigroup:	$3,485,125,000 (before expenses)
Day Count:	30/360 during the fixed rate period, Actual/360 during the floating rate period
Defeasance:	Applicable. Provisions of Sections 12.02 and 12.03 of the Indenture apply
Redemption at Issuer Option:

We may redeem the notes, at our option, in whole at any time or in part from time to time, on or after December 3, 2020 (or if additional notes are issued after June 3, 2020, beginning six months after the issue date of such additional notes) and prior to June 3, 2030 at a redemption price equal to the sum of (i) 100% of the principal amount of the notes being redeemed plus accrued and unpaid interest thereon to, but excluding, the date of redemption; and (ii) the Make-Whole Amount (as defined in the Issuer’s base prospectus dated June 27, 2019 (the “Prospectus”)), if any, with respect to such notes. The Reinvestment Rate (as defined in the Prospectus) will equal the Treasury Yield defined therein calculated to June 3, 2030, plus 0.300%.

We may redeem the notes, at our option, (i) in whole, but not in part, on June 3, 2030, or (ii) in whole at any time or in part from time to time, on or after May 5, 2031 at a redemption price equal to the sum of 100% of the principal amount of the notes being redeemed plus accrued and unpaid interest thereon to, but excluding, the date of redemption. SOFR for each calendar day from, and including, the Rate Cut-Off Date to, but excluding, the redemption date will equal SOFR in respect of the Rate Cut-Off Date.

CITIGROUP INC.

$3,500,000,000

2.572% FIXED RATE / FLOATING RATE CALLABLE SENIOR NOTES DUE 2031

Rate Cut-Off Date:	The second U.S. Government Securities Business Day prior to a redemption date and Maturity.
Redemption for Tax Purposes:

We may redeem the notes, at our option, in whole at any time, but not in part at a redemption price equal to 100% of the principal amount of the notes plus accrued and unpaid interest thereon to, but excluding, the date of redemption, if, as a result of changes in U.S. tax law, withholding tax or information reporting requirements are imposed on payments on the notes to non-U.S. persons.

SOFR for each calendar day from, and including, the Rate Cut-Off Date to, but excluding, the redemption date will equal SOFR in respect of the Rate Cut-Off Date.

Sinking Fund:	Not applicable
Minimum Denominations/Multiples:	$1,000 / multiples of $1,000 in excess thereof
CUSIP:	172967 MS7
ISIN:	US172967MS77

Sole Book Manager (73.00%):	Citigroup Global Markets Inc.
Senior Co-Managers (1.00% each):

Banca IMI S.p.A.

BMO Capital Markets Corp.

Deutsche Bank Securities Inc.

Huntington Securities, Inc.

Lloyds Securities Inc.

MUFG Securities Americas Inc.

NatWest Markets Securities Inc.

RBC Capital Markets, LLC

Scotia Capital (USA) Inc.

SG Americas Securities, LLC

SMBC Nikko Securities America, Inc.

UBS Securities LLC

UniCredit Capital Markets LLC

Junior Co-Managers (0.50% each):

ABN AMRO Securities (USA) LLC

Academy Securities, Inc.

Bank of China Limited, London Branch

BBVA Securities Inc.

Cabrera Capital Markets LLC

Capital One Securities, Inc.

CastleOak Securities, L.P.

CIBC World Markets Corp.

Citizens Capital Markets, Inc.

Commonwealth Bank of Australia

Credit Suisse Securities (USA) LLC

DBS Bank Ltd.

Desjardins Securities Inc.

Fifth Third Securities, Inc.

HSBC Securities (USA) Inc.

ICBC Standard Bank Plc

ING Financial Markets LLC

KeyBanc Capital Markets Inc.

Mischler Financial Group, Inc.

nabSecurities, LLC

National Bank of Canada Financial Inc.

Natixis Securities Americas LLC

Nomura Securities International, Inc.

Regions Securities LLC

Roberts & Ryan Investments Inc.

Santander Investment Securities Inc.

TD Securities (USA) LLC

U.S. Bancorp Investments, Inc.

CITIGROUP INC.

$3,500,000,000

2.572% FIXED RATE / FLOATING RATE CALLABLE SENIOR NOTES DUE 2031

*Note: A securities rating is not a recommendation to buy, sell, or hold securities and may be subject to revision or withdrawal at any time.

Citigroup Inc. has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and the other documents Citigroup has filed with the SEC for more complete information about Citigroup and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. The file number for Citigroup’s registration statement is No. 333-224495. Alternatively, you can request the prospectus by calling toll-free in the United States 1-800-831-9146.